Exhibit 99.1

ImClone Systems
Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS ANNOUNCES SLATE OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS

New York, NY — August 23, 2006 — ImClone Systems Incorporated (NASDAQ: IMCL) announced today the slate of nominees recommended by the Board of Directors for election at the 2006 Annual Meeting of shareholders scheduled for September 20, 2006 at 10:00 AM at the Company’s offices in Branchburg, New Jersey.  This slate of twelve individuals comprises the nine current members of the Board together with Richard Mulligan, Ph.D., Charles Woler, Ph.D. and Carl Icahn.

The Company’s Board of Directors believes that Drs. Mulligan and Woler, who were both suggested by Mr. Icahn, are highly qualified to serve as independent directors and it is confident that they will make valuable contributions to the Board as it focuses on continuing to grow the Company.  The agreement with Mr. Icahn regarding the composition of the Board slate also avoided a proxy contest that would have been distracting for the Company.

David Kies, Chairman of ImClone Systems’ Board of Directors, stated: “We are fortunate to have Joe Fischer serve as interim Chief Executive Officer.  He has managed the Company effectively during a challenging time and has agreed to continue to serve ImClone Systems while we search for a permanent Chief Executive Officer.  We welcome the input of all of our directors into the process of naming a permanent Chief Executive Officer. We look forward to Mr. Icahn’s further input with regard to the Company’s governance, and hope that it will be productive and given in a manner that maximizes the value of the Company for all shareholders.”

Dr. Richard Mulligan is Mallinckrodt Professor of Genetics at Harvard Medical School and Director of the Harvard Gene Therapy Initiative.  Dr. Mulligan, who is a former member of ImClone Systems’ Scientific Advisory Committee, is a leader in the development of new technologies for transferring genes into mammalian cells, which are used in clinical studies of gene therapy, in cancer research, and in laboratory experiments to unravel basic questions about human development.

Dr. Charles Woler is CEO of Neuro3D, a biopharmaceutical company focused on discovery and development of treatments for psychiatric disorders such as schizophrenia, depression and anxiety, and is Operating Partner Healthcare at Duke Street Capital.  He has also served as CEO of Cadus Corporation, as CEO of Roche, France, an affiliate of F. Hoffmann-LaRoche Ltd., and as Chairman, Europe Pharmaceuticals, SmithKline Beecham.

Mr. Icahn is the principal equity holder and a director of several companies, including American Property Investors, Inc., American Railcar Industries, Inc., XO Holdings, Inc. and Cadus Corporation.  In addition, Mr. Icahn manages hedge funds and serves as a director of Blockbuster Inc.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.  ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

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